Exhibit 10.1

A. H. Belo Corporation

Cash Long-Term Incentive

«Plan_Year» Evidence of Grant (Form of)

Participant:«Name»

Date of Grant:«Date_of_Grant»

You have been granted a cash long-term incentive (“LTI”) for «Plan_Year», payable if you meet certain requirements.  This Evidence of Grant sets forth the terms and conditions of your Cash LTI, including the requirements that you must meet in order to receive payment of your Cash LTI.

Cash Long-Term Incentive Grant

Amount of LTI:	«Total_LTI_Cash»
Vesting:

«1st_LTI_CASH_Vest» (50% of total grant) will become vested on or before December 31, [one year after grant date], provided you have remained in the continuous employ of the Company and its subsidiaries up to and through such vesting date.

«2nd_LTI_CASH_Vest», (50% of total grant) will become vested on or before December 31, [two years after grant date], provided you have remained in the continuous employ of the Company and its subsidiaries up to and through such vesting date.

Payment dates:	The portion of your LTI that becomes vested on a scheduled vesting date will be paid in a cash lump sum as soon as practical following such vesting date.

Termination of Employment

Your right, if any, to payout with respect to your Cash LTI upon your termination of employment with the Company and its subsidiaries is set forth in the termination guidelines attached as an Appendix to this Evidence of Grant.

Change in Control

In the event of a Change in Control, as defined in the A. H. Belo Corporation 2017 Incentive Compensation Plan, the unvested portion of your Cash LTI will vest immediately.  Vested Cash LTIs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guideline thereunder (“Section 409A”).

Section 409A Payment Rules

Notwithstanding the general payment rules described in this Evidence of Grant, including Appendix D, if the Company makes a good faith determination that a payment of your LTI (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to you by reason of your separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made you are a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until the earlier of (x) the first business day of the seventh month following your separation from service or (y) your death.  Furthermore, if your LTI is no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date of the LTI will be determined without regard to the occurrence of the Change in Control.  Each payment of a portion of your LTI will be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

It is the Company’s intention that the LTI will either be exempt from, or will satisfy the requirements of, Section 409A, and this Evidence of Grant will be construed in a manner to give effect to such intention.  Notwithstanding any other provision of this Evidence of Grant, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

Tax Withholding

The Company will withhold from any payment to you all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

General Information

Your right to receive an LTI grant or any payment with respect thereto will not be transferrable or assignable by you, other than with respect to a transfer upon your death by will or the laws of descent and distribution if you are entitled to payment of a vested portion of your LTI that has not been paid as of the date of your death.

Nothing contained in this Evidence of Grant will confer upon you any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate your employment or modify your compensation.

This document will in all respects be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws rules.

If you have questions concerning this grant, please contact [Name] at [Phone Number].

Appendix

A. H. Belo Corporation

Termination Guidelines for Cash Long-Term Incentive Grants

The following guidelines will determine the effect of a Cash Long-Term Incentive (LTI) grant recipient's termination of employment on his or her unpaid LTI.

Termination Reason All Participants (Regardless of Retirement1 Eligibility)	Cash LTI's
Discharge for Cause2	Unvested LTI is forfeited immediately
Death or Long-Term Disability3	Unvested LTI's fully vest and are paid as soon as practicable

Termination Reason Participants Who Are Not Retirement1 Eligible	Cash LTI's
Voluntary Resignation	Unvested LTI is forfeited immediately
Discharge Without Cause2	Unvested LTI is forfeited immediately

Termination Reason Retirement1 Eligible Participants (Age 55+ and 7-Years Service)	Cash LTI's
Voluntary Resignation	Unvested LTI's fully vest and are paid as soon as practicable
Discharge Without Cause2	Unvested LTI's fully vest and are paid as soon as practicable

Notwithstanding these termination guidelines, if you are an officer of A. H. Belo or one of its operating companies, your payment will be deferred for 6 months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code.

In the event of a Change in Control as defined in the A. H. Belo Incentive Compensation Plan, all LTI's will vest immediately. Vested LTI's will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.

If you have any questions regarding these termination guidelines, please contact [Name] at [Phone Number].

1Retirement means that you have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code, other than due to death, long-term disability or discharge for cause, after attaining age 55 and completing seven years of service as determined under the A. H. Belo Savings Plan.

2Cause is determined by the Compensation Committee

3Long-Term Disability means disability within the meaning of Section 409A of the Internal Revenue Code